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Exhibit 12

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
Statement of Computation of Ratio of Earnings to Fixed Charges(1)

	Three months ended January 31, 2003		Fiscal Year Ended October 31,
			2002	2001		2000		1999		1998
	In millions, except ratios
Earnings from continuing operations:
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle and taxes(2)	$925		$(1,021)	$791		$4,625		$4,194		$3,694
Adjustments:
Minority interest in the income of subsidiaries with fixed charges	9		7	10		4		14		4
Undistributed (earnings) or loss of equity investees	6		46	(30)		(52)		6		7
Fixed charges from continuing operations	150		439	440		398		332		355

	$1,090		$(529)	$1,211		$4,975		$4,546		$4,060

Fixed charges from continuing operations:
Interest expense and amortization of debt discount and premium on all indebtedness	74		255	285		257		202		235
Interest included in rent	76		184	155		141		130		120

	$150		$439	$440		$398		$332		$355

Ratio of earnings to fixed charges (excess of fixed charges over earnings)	7.3	x	$(968)	2.8	x	12.5	x	13.7	x	11.4	x

(1)
The ratio of earnings to fixed charges was computed by dividing earnings (earnings from continuing operations before cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity method investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.

(2)
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle and taxes have been restated for the effects of adopting SFAS 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." HP adopted SFAS No. 145 effective November 1, 2002 and reclassified the gains on the early extinguishment of its debt and related taxes that were previously recorded in the Consolidated Condensed Statement of Earnings as an extraordinary item to (losses) gains on investments and other, net and provision for taxes, respectively.

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HEWLETT-PACKARD COMPANY AND SUBSIDIARIES Statement of Computation of Ratio of Earnings to Fixed Charges(1)